Filed Pursuant to Rule 433

Registration No. 333-187350

Final Term Sheet

February 23, 2015

€2,500,000,000

AT&T Inc.

€1,250,000,000 1.300% GLOBAL NOTES DUE 2023

€1,250,000,000 2.450% GLOBAL NOTES DUE 2035

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:	1.300% Global Notes due 2023 (the “2023 Notes”) 2.450% Global Notes due 2035 (the “2035 Notes” and, together with the 2023 Notes, the “Notes”)

TRADE DATE:	February 23, 2015

SETTLEMENT DATE:	March 9, 2015 (T+10)

MATURITY DATE:	September 5, 2023 for the 2023 Notes March 15, 2035 for the 2035 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	2023 Notes: €1,250,000,000 2035 Notes: €1,250,000,000

REFERENCE EUR MIDSWAP:	2023 Notes: Interpolated September 5, 2023 Mid-Swaps 2035 Notes: March 15, 2035 Mid-Swaps

REFERENCE EUR MIDSWAP RATE:	2023 Notes: 0.598% 2035 Notes: 1.143%

REOFFER SPREAD TO EUR MIDSWAP:	2023 Notes: +75 bps 2035 Notes: +135 bps

REFERENCE GOVERNMENT SECURITY:	2023 Notes: DBR 2.000% due August 15, 2023 2035 Notes: DBR 4.750% due July 4, 2034

REFERENCE GOVERNMENT PRICE/RATE:	2023 Notes: 115.19% / 0.190% 2035 Notes: 169.21% / 0.855%

REOFFER SPREAD TO GOVERNMENT SECURITY:	2023 Notes: +115.8 bps 2035 Notes: +163.8 bps

PRICE TO PUBLIC (ISSUE PRICE):	2023 Notes: 99.619% 2035 Notes: 99.328%

REOFFER YIELD:	2023 Notes: 1.348% 2035 Notes: 2.493%

FEES:	2023 Notes: 32.5 bps 2035 Notes: 50.0 bps

ALL-IN YIELD:	2023 Notes: 1.389% 2035 Notes: 2.525%

PRICE TO AT&T:	2023 Notes: 99.294% 2035 Notes: 98.828%

NET PROCEEDS:	2023 Notes: €1,241,175,000 2035 Notes: €1,235,350,000

USE OF PROCEEDS:	General corporate purposes, including repayment of upcoming debt maturities

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $1,300,000 of AT&T’s expenses.

INTEREST RATE:	2023 Notes: 1.300% per annum 2035 Notes: 2.450% per annum

INTEREST PAYMENT DATES:	2023 Notes: Annually on September 5, commencing on September 5, 2015 2035 Notes: Annually on March 15, commencing on March 15, 2016

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

OPTIONAL REDEMPTION BY AT&T:

2023 Notes: At any time prior to June 5, 2023, in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus 20 basis points for the 2023 Notes. At any time on or after June 5, 2023, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed.

2035 Notes: At any time prior to December 15, 2034, in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the 2035 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus 25 basis points for the 2035 Notes. At any time on or after December 15, 2034, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed.

Accrued but unpaid interest on the Notes of each series will be payable to the redemption date.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	2023 Notes: XS1196373507 2035 Notes: XS1196380031

CUSIP:	2023 Notes: 00206R CH3 2035 Notes: 00206R CJ9

COMMON CODE:	2023 Notes: 119637350 2035 Notes: 119638003

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	Registered form only (not bearer). There will be a Global Note deposited with a common depositary for Euroclear and Clearstream for each issue.

STABILIZATION:	FCA

DAY COUNT FRACTION:	2023 Notes: ACTUAL/ACTUAL (ICMA), following, unadjusted 2035 Notes: ACTUAL/ACTUAL (ICMA), following, unadjusted

RATINGS:	Moody’s: Baa1 (Negative), S&P: BBB+ (Stable), Fitch: A- (Stable)

JOINT BOOKRUNNERS:	Barclays Bank PLC Deutsche Bank AG, London Branch Lloyds Bank plc

REFERENCE DOCUMENT:	Prospectus Supplement, dated February 23, 2015; Prospectus, dated March 18, 2013.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING DEUTSCHE BANK SECURITIES AG, LONDON BRANCH AT 1-866-627-0391 (TOLL FREE), BARCLAYS BANK PLC AT 1-888-603-5847 (TOLL FREE) OR LLOYDS BANK AT +44 (0)20-7158-2081.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.